UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 13, 2009
NABORS INDUSTRIES LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32657	98-0363970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Mintflower Place 8 Par-La-Ville Road
Hamilton, HM08
Bermuda	N/A
(Address of principal executive offices)	(Zip Code)
(441) 292-1510
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
In a press release issued on February 13, 2009, Nabors Industries Ltd. (the “Company”) announced that it expects its fourth quarter results to be $0.80 to $0.82 per diluted share excluding a preliminary estimate of non-cash charges totaling $1.14. The non-cash, pre-tax charges amount to approximately $400 million and arise from oil and gas ceiling test adjustments and goodwill impairments that will have roughly equal impacts on the quarter’s EPS. The largest pre-tax impact will be reflected in the Company’s Earnings from Unconsolidated Affiliates as a result of an estimated $227 million ($0.53 per diluted share) non-cash reserve impairment associated with its oil and gas joint ventures and a $21 million ($0.05 per diluted share) impairment of the reserves in its wholly owned subsidiary. Both charges will be reported in its Oil and Gas Segment. Over 90% of the impairment was related to gas properties in the U.S., with the remainder associated with joint venture holdings in Colombia. The goodwill impairment will total approximately $157 million ($0.56 per diluted share) solely associated with its Canadian operations. A copy of the press release is attached hereto as Exhibit 99.1, is incorporated herein by reference, and is hereby filed.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document Description

99.1	Press Release issued by Nabors Industries Ltd. on February 13, 2009.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABORS INDUSTRIES LTD.
Date: February 13, 2009	By:	/s/ Mark Andrews
Mark Andrews
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Nabors Industries Ltd. on February 13, 2009.